Highbury Financial Inc. Reports Expected Financial and Operating Results
for the Second Quarter and First Six Months of 2009

Company Expects Basic and Diluted EPS of $0.08 and
Basic and Diluted Cash EPS of $0.11 for the Second Quarter of 2009

Company Expects Basic and Diluted EPS of $0.13 and
Basic and Diluted Cash EPS of $0.18 for the First Six Months of 2009

Driven by Net Client Inflows of $960 Million in the First Five Months of 2009,
Assets Under Management Totaled $4.9 Billion as of May 31, 2009

Denver, Colorado, June 17, 2009  – Highbury Financial Inc. (OTCBB: HBRF, HBRFW, HBRFU) today reported its expected financial and operating results for the three and six months ended June 30, 2009.

Net income for the second quarter of 2009 is expected to be approximately $0.7 million compared to net income of approximately $0.9 million for the second quarter of 2008. Cash Net Income is expected to be approximately $1.0 million for the three months ended June 30, 2009 compared to approximately $1.2 million for the three months ended June 30, 2008. Basic and diluted Cash Net Income per share (“Cash EPS”) for the second quarter of 2009 are expected to be approximately $0.11 compared to $0.13 for the second quarter of 2008. Cash Net Income is defined at the end of this press release. Basic and diluted earnings per share for the second quarter of 2009 are expected to be approximately $0.08 compared to basic and diluted earnings per share of $0.10 for the second quarter of 2008. Adjusted EBITDA for the three months ended June 30, 2009 is expected to be approximately $1.3 million compared to approximately $1.5 million for the three months ended June 30, 2008. Adjusted EBITDA is defined at the end of this press release. For the second quarter of 2009, revenue is expected to be approximately $9.2 million compared to approximately $9.7 million for the second quarter of 2008.

Net income for the six months ended June 30, 2009 is expected to be approximately $1.1 million compared to net income of approximately $1.5 million for the six months ended June 30, 2008. Cash Net Income is expected to be approximately $1.7 million for the six months ended June 30, 2009 compared to approximately $2.1 million for the six months ended June 30, 2008. Basic and diluted Cash EPS for the six months ended June 30, 2009 are expected to be approximately $0.18 compared to $0.23 for the six months ended June 30, 2008. Basic and diluted earnings per share for the six months ended June 30, 2009 are expected to be approximately $0.13 compared to basic and diluted earnings per share of $0.17 for the six months ended June 30, 2008. Adjusted EBITDA for the six months ended June 30, 2009 is expected to be approximately $1.9 million compared to approximately $2.5 million for the six months ended June 30, 2008. For the six months ended June 30, 2009, revenue is expected to be approximately $16.2 million compared to approximately $19.0 for the six months ended June 30, 2008.

As of May 31, 2009, the Company had approximately $4.9 billion of total assets under management compared to approximately $3.9 billion as of March 31, 2009, approximately $3.5 billion as of December 31, 2008 and approximately $5.1 billion as of May 31, 2008.

Richard S. Foote, Highbury’s President and Chief Executive Officer, stated “In the first five months of 2009, net client inflows, which represent aggregate contributions from new and existing clients less withdrawals, totaled $960 million and market appreciation and other adjustments totaled $427 million.”

Mr. Foote continued, “As of May 31, 2009, 85% of our mutual fund assets under management were in mutual funds rated with four or five stars by Morningstar, Inc., a greater percentage than any other publicly traded investment management firm.”

Mr. Foote concluded, “As of May 31, 2009, Highbury’s weighted average fee basis was approximately 0.75%.  We expect 2009 Adjusted EBITDA to equal 18.2% of revenue less holding company expenses.  In addition, as of May 31, 2009, Highbury had cash and cash equivalents and investments of $14.5 million and no debt outstanding.”

The expected results presented herein are based on the Company’s preliminary results through May 31, 2009 and projected results for the month of June 2009.  In projecting revenue, the Company has assumed assets under management remain flat in June 2009 at the same level as on May 31, 2009.  The Company has incorporated its expected operating expenses for June 2009 and has incorporated changes in the fair market value of its investments through June 16, 2009.  The expected results are estimates only and actual results could differ materially from the expected results presented above due to inaccuracies in the Company’s assumptions used to calculate the expected results and other factors, including those disclosed below and in the Company’s other filings with the SEC.

Highbury is an investment management holding company providing permanent capital solutions to mid-sized investment management firms. We pursue acquisition opportunities and seek to establish accretive partnerships with high quality investment management firms. Highbury’s strategy is to provide permanent equity capital to fund buyouts from corporate parents, buyouts of founding or departing partners, growth initiatives, or exit strategies for private equity funds. This strategy includes leaving material equity interests with management teams to align the interests of management and Highbury’s shareholders and, in general, does not include integrating future acquisitions, although Highbury may execute add-on acquisitions for its current or future affiliates. We seek to augment and diversify our sources of revenue by asset class, investment style, distribution channel, client type and management team. We intend to fund acquisitions with our revolving credit facility, other external borrowings, retained earnings (if any), additional equity and other sources of capital, including seller financing and contingent payments.

Questions and inquiries for further information may be directed to Richard S. Foote, President and Chief Executive Officer of Highbury Financial Inc. He can be reached via telephone at 212-688-2341. More information is also available at www.highburyfinancial.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to Highbury’s future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” and similar expressions.

Highbury cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and Highbury assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in Highbury's SEC filings and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies; (2) changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management; (3) terrorist activities and international hostilities, which may adversely affect the general economy, financial and capital markets, specific industries, and Highbury; (4) changing conditions in global financial markets generally and in the equity markets particularly, and decline or lack of sustained growth in these markets; (5) Highbury's business strategy and plans; (6) the introduction, withdrawal, success and timing of business initiatives and strategies; (7) the unfavorable resolution of legal proceedings and/or harm to Highbury's reputation; (8) fluctuations in customer demand; (9) management of rapid growth; (10) the impact of fund performance on redemptions; (11) changes in investors' preference of investing styles; (12) changes in or loss of sub-advisers; (13) the impact of increased competition; (14) the results of future financing efforts; (15) the impact of future acquisitions or divestitures; (16) the relative and absolute investment performance of Highbury's investment products; (17) investment advisory agreements subject to termination or non-renewal; (18) a substantial reduction in fees received from third parties; (19) Highbury's success in finding or acquiring additional investment management firms on favorable terms and consummating acquisitions of investment management firms; (20) the ability to retain major clients; (21) the ability to attract and retain highly talented professionals; (22) significant limitations or failure of software applications; (23) expenses subject to significant fluctuations; (24) the impact, extent and timing of technological changes and the adequacy of intellectual property protection; (25) the impact of capital improvement projects; (26) the extent and timing of any share repurchases; and (27) the impact of changes to tax legislation and, generally, the tax position of Highbury.

Highbury's filings with the SEC, accessible on the SEC's website at http://www.sec.gov, discuss these factors in more detail and identify additional factors that can affect forward-looking statements.

Definition of Terms

Cash Net Income.  As supplemental information, we provide a non-GAAP performance measure that we refer to as Cash Net Income. This measure is provided in addition to, but not as a substitute for, GAAP net income. Cash Net Income means the sum of (a) net income determined in accordance with GAAP, plus (b) amortization of intangible assets, plus (c) deferred taxes related to intangible assets, plus (d) affiliate depreciation, plus (e) other non-cash expenses. We consider Cash Net Income an important measure of our financial performance, as we believe it best represents operating performance before non-cash expenses relating to the acquisition of our interest in our affiliated investment management firm. Cash Net Income is not a measure of financial performance under GAAP and, as calculated by us, may not be consistent with computations of Cash Net Income by other companies. Cash Net Income is used by our management and board of directors as a performance benchmark.

Since our acquired assets do not generally depreciate or require replacement by us, and since they generate deferred tax expenses that are unlikely to reverse, we add back these non-cash expenses to Net Income to measure operating performance. We will add back amortization, if any, attributable to acquired client relationships because this expense does not correspond to the changes in value of these assets, which do not diminish predictably over time. The portion of deferred taxes generally attributable to intangible assets (including goodwill) that we do not amortize but which generates tax deductions is added back, because the related deferred tax liability would be used only in the event of a future sale of Aston or an impairment charge. We will add back the portion of consolidated depreciation expense incurred by Aston because under Aston’s operating agreement we are not required to replenish these depreciating assets. We also add back expenses that we incur for financial reporting purposes for which there is no corresponding cash expense because such expenses cause our Net Income to be understated relative to our ability to generate cash flow to service debt, if any, finance accretive acquisitions, and repurchase securities, if appropriate.

Cash Net Income per share represents Cash Net Income divided by the diluted average shares outstanding. In this calculation, the potential share issuance in connection with our warrants is measured using the treasury stock method. Under this method, only the net number of shares of common stock equal to the value of the warrants in excess of the exercise price, if any, is deemed to be outstanding. We believe the inclusion of net shares under the treasury stock method best reflects the benefit of the increase in available capital resources (which could be used to repurchase shares of common stock) that occurs when these securities are exercised. This method does not take into account any increase or decrease in our cost of capital in an assumed exercise.

The following table provides a reconciliation of Cash Net Income to GAAP Net Income.

(dollars in millions, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2008	Projected 2009	2008	Projected 2009

Net Income	$0.9	$0.7	$1.5	$1.1
Intangible amortization	—	—	—	—
Intangible-related deferred taxes	0.3	0.3	0.5	0.5
Affiliate depreciation	0.0	0.0	0.1	0.1
Other non-cash expenses	—	—	—	—
Cash Net Income	$1.2	$1.0	$2.1	$1.7

Weighted average shares outstanding, diluted	9,126,628	9,088,014	9,192,309	9,102,603
Cash Net Income per share, diluted	$0.13	$0.11	$0.23	$0.18

Adjusted EBITDA.  As supplemental information, we provide information regarding Adjusted EBITDA, a non-GAAP liquidity measure. This measure is provided in addition to, but not as a substitute for, cash flow from operations. Adjusted EBITDA means the sum of (a) net income determined in accordance with GAAP, plus (b) amortization of intangible assets, plus (c) interest expense, plus (d) depreciation, plus (e) other non-cash expenses, plus (f) income tax expense. This definition of Adjusted EBITDA is consistent with the definition of EBITDA used in our credit facility. Adjusted EBITDA, as calculated by us, may not be consistent with computations of Adjusted EBITDA by other companies. As a measure of liquidity, we believe that Adjusted EBITDA is useful as an indicator of our ability to service debt, make new investments and meet working capital requirements. We provide this non-GAAP measure because our management uses this information when analyzing the Company’s financial position.

The following table provides a reconciliation of Adjusted EBITDA to GAAP Net Income.

(dollars in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2008	Projected 2009	2008	Projected 2009

Net Income	$0.9	$0.7	$1.5	$1.1
Income tax expense	0.6	0.6	0.9	0.7
Interest expense	—	—	—	—
Intangible amortization	—	—	—	—
Depreciation and other amortization	0.0	0.0	0.1	0.1
Other non-cash expenses	—	—	—	—
Adjusted EBITDA	$1.5	$1.3	$2.5	$1.9